Exhibit 99.j1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Context Capital Funds and to the use of our report dated February 27, 2017 on the financial statements and financial highlights of Context Macro Opportunities Fund, a series of Context Capital Funds. Such financial statements and financial highlights appear in the 2016 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

April 28, 2017